                                                                      EXHIBIT 23

                    INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors
The Pepsi Bottling Group, Inc.:

The audits referred to in our report dated January 27, 2004, included the related financial statement schedule as of December 27, 2003, and for each of the fiscal years in the three-year period ended December 27, 2003, included in this Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 333-79357, 333-79369, 333-79375, 333-79365, 333-80647, 333-69622,
333-60428, 333-73302, 333-100786) on Form S-8 of The Pepsi Bottling Group, Inc.
of our report (incorporated by reference in the December 27, 2003, annual report on Form 10-K of The Pepsi Bottling Group, Inc.) dated January 27, 2004 with respect to the consolidated balance sheets of The Pepsi Bottling Group, Inc. as of December 27, 2003 and December 28, 2002, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for each of the fiscal years in the three-year period ended December 27, 2003 and of our report on the related financial statement schedule dated March 10, 2004 (which report appears above). Our report on the consolidated financial statements refers to the adoption of FASB 142, "Goodwill and Other Intangible Assets," as of December 30, 2001 and Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor," as of December 29, 2002.

/s/ KPMG LLP

New York, New York
March 10, 2004